S&P GLOBAL REPORTS
FIRST QUARTER RESULTS

Revenue Increased 8% led by a 25% Increase at S&P Dow Jones Indices

Diluted EPS Increased 26% to $1.93

Adjusted Diluted EPS Increased 24% to $2.00

Operating Profit Margin Improved 130 Basis Points to 45%

Adjusted Operating Profit Margin Increased 10 Basis Points to 47%

Added Leading-Edge Technology and Unique Data Sets with Acquisitions of Kensho and Panjiva

New York, NY, April 26, 2018 – S&P Global (NYSE: SPGI) today reported first quarter 2018 results with revenue of $1,567 million, an increase of 8% compared to the same period last year with growth in every business segment. Excluding the favorable impact from foreign exchange, revenue increased 6%.

Net income increased 23% to $491 million and diluted earnings per share increased 26% to $1.93 as a result of revenue growth, operating leverage and U.S. tax reform. Adjusted net income increased 21% to $509 million and adjusted diluted earnings per share increased 24% to $2.00. The adjustments in the first quarter of 2018 were for deal-related amortization.

“We are off to a solid start to 2018 despite weak bond issuance and the return to volatility. In fact, the volatility led to record exchange-traded derivatives revenue in our Index business. And our Ratings business was able to navigate the weak bond issuance and deliver top-line growth,” said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. “During the quarter, we added to our capabilities for success in the future through the acquisitions of Panjiva and Kensho. These are examples of unique companies that enhance our strong analytical foundation with world-class talent and cutting-edge artificial intelligence technologies.”

Margin: The Company’s operating profit margin improved by 130 basis points to 45% due to revenue growth and operating leverage. The adjusted operating profit margin increased 10 basis points to 47%.

Return of Capital: During the first quarter, the Company returned $1.227 billion to shareholders through a combination of $127 million in dividends, $100 million in open market share purchases, and $1 billion in the form of an accelerated share repurchase (ASR) agreement. During the quarter, we received 0.6 million shares from the open market purchases and the initial shares under the ASR of 4.5 million shares. We expect to complete the ASR during the third quarter and receive additional shares at that time.

Ratings: Revenue increased 5% to $748 million in the first quarter. Non-transaction revenue increased 11% to $380 million due to growth in fees associated with surveillance as well as large increases in new entity ratings and Rating Evaluation Service fees. Transaction revenue declined 1% to $368 million as declines in corporate bonds and public finance were slightly larger than gains in structured products.

U.S. revenue increased 1% and international revenue, led by gains in EMEA and Asia-Pacific, increased 10%. International represented 44% of first quarter revenue. With the exception of U.S. public finance, every major ratings sector delivered revenue growth with the largest gain in structured products.

Operating profit increased by 9% to $408 million. The operating profit margin improved 220 basis points to 55% compared to the first quarter of 2017. Adjusted operating profit increased 8% to $408 million. The adjusted operating profit margin improved 190 basis points to 55%.

Market Intelligence: Revenue increased 9% to $437 million in the first quarter of 2018 with solid gains across Desktop, Data Management Solutions, and Risk Services. Quarterly operating profit increased 8% to $112 million. The operating profit margin declined 20 basis points to 26% as increased investments in commercial and technology and increased data costs partially offset revenue gains and a divestiture-related expense in the prior period.

Adjusted operating profit increased 4% to $129 million. Adjusted operating profit margin decreased 150 basis points to 30% as increased investments in commercial and technology and increased data costs more than offset revenue gains.

Platts: Revenue increased 3% to $196 million with growth in the core subscription business partially offset by a meaningful decline in Global Trading Services as reduced volatility in key commodity products resulted in lower trading volumes. Quarterly operating profit increased 9% to $90 million. The operating profit margin increased 270 basis points to 46% due to an acquisition-related adjustment in the prior period that was larger than the reduction in Global Trading Services' revenue and the unfavorable impact from foreign exchange rates.

Adjusted operating profit declined 4% to $95 million. Adjusted operating profit margin decreased 310 basis points to 48% primarily due to a reduction in Global Trading Services' revenue and the unfavorable impact from foreign exchange rates.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

Revenue increased 25% to $214 million in the first quarter of 2018 due to a 59% increase in revenue associated with exchange-traded derivatives activity as market volatility led to a surge in ETD activity. In addition, revenue from asset-linked fees increased 21%. Revenue from ETFs is the largest component of asset-linked fees, and average ETF AUM associated with the Company’s indices increased 28%.

Operating profit increased 28% to $147 million and the operating profit margin improved 160 basis points to 69%. Adjusted operating profit increased 28% to $149 million and the adjusted operating profit margin improved 160 basis points to 69%. Operating profit attributable to the Company increased 27% to $107 million. Adjusted operating profit attributable to the Company increased 27% to $109 million.

Unallocated Expense: Unallocated expense includes corporate center functions and certain non-allocated items such as excess real estate. Unallocated expense increased 28% to $46 million due to a $20 million contribution to the S&P Global Foundation that was previously disclosed. This expense was partially offset by lower executive department expenses and reduced professional fees.

Provision for Income Taxes: U.S. tax reform has had an immediate and meaningful impact on the Company's effective tax rate. The Company’s effective tax rates in the first quarter of 2018 and 2017 were 21.6% and 29.5%, respectively. The Company’s adjusted effective tax rate decreased to 21.7% in the first quarter of 2018 compared to 30.3% in the prior period.

Balance Sheet and Cash Flow: Cash and cash equivalents at the end of the first quarter were $1.8 billion. In the first three months of 2018, cash provided by operating activities was $360 million, cash used for investing activities was $87 million, and cash used for financing activities was $1,316 million. Free cash flow was $277 million, a decrease of $29 million from the same period in 2017 primarily due to legal settlement payments and the $20 million contribution to the S&P Global Foundation. Free cash flow, excluding the after tax payment of legal settlements, was $299 million.

Outlook: As part of the Kensho acquisition announcement on March 6, 2018, the Company reduced its GAAP diluted EPS guidance by approximately twenty cents to a range of $7.95 to $8.10 and left its adjusted diluted EPS unchanged with a range of $8.45 to $8.60. Today, the Company reaffirms this guidance.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted diluted earnings per share, adjusted net income, adjusted operating profit and margin, organic revenue, adjusted unallocated expense, adjusted effective tax rates, adjusted diluted EPS guidance, free cash flow and free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP on Exhibits 5, 7, 8 and 9. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter 2018 earnings results on a conference call scheduled for today, April 26, at 8:30 a.m. ET. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/CustomPage/Index?KeyGenPage=1073751596&event=20195. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 26, 2018. U.S. participants may call (866) 481-6886; international participants may call +1 (203) 369-1567 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.
Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
the impact of the recent acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; and any failure to attract and retain key employees; the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

•
worldwide economic, financial, political and regulatory conditions, including conditions that may result from legislative, regulatory and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

•
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, S&P Global Platts, Indices, and S&P Global Market Intelligence, including new and amended regulations and the Company’s compliance therewith;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

•	consolidation in the Company’s end-customer markets;

•	the introduction of competing products or technologies by other companies;

•	the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	our ability to attract, incentivize and retain key employees;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings;

•	changes in applicable tax or accounting requirements;

•	guidance and information regarding the implementation of the Tax Cuts and Jobs Act;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company’s divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Investor Relations: http://investor.spglobal.com

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http://investor.spglobal.com/RSS-Feeds/Index?keyGenPage=1073751617

Contact:
Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com

News Media:
Jason Feuchtwanger

Director, Corporate Media Relations
(212) 438-1247 (office)
jason.feuchtwanger@spglobal.com

Exhibit 1

S&P Global
Condensed Consolidated Statements of Income
Three months ended March 31, 2018 and 2017
(dollars in millions, except per share data)

(unaudited)	Three Months
	2018	2017	% Change

Revenue	$1,567	$1,453	8%
Expenses	856	814	5%
Operating profit	711	639	11%
Other (income) expense, net	(4)	(9)	(51)%
Interest expense, net	34	37	(8)%
Income before taxes on income	681	611	11%
Provision for taxes on income	147	181	(18)%
Net income	534	430	24%
Less: net income attributable to noncontrolling interests	(43)	(31)	36%
Net income attributable to S&P Global Inc.	$491	$399	23%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$1.94	$1.54	26%
Diluted	$1.93	$1.53	26%

Weighted-average number of common shares outstanding:
Basic	252.4	258.2
Diluted	254.4	260.8

Actual shares outstanding at period end	249.4	257.8

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

S&P Global
Condensed Consolidated Balance Sheets
March 31, 2018 and December 31, 2017
(dollars in millions)

(unaudited)	March 31,	December 31,
	2018	2017

Assets:
Cash and cash equivalents	$1,756	$2,779
Other current assets	1,528	1,545
Total current assets	3,284	4,324
Property and equipment, net	270	275
Goodwill and other intangible assets, net	4,435	4,377
Other non-current assets	508	449
Total assets	$8,497	$9,425

Liabilities and Equity:
Short-term debt	$400	$399
Unearned revenue	1,679	1,613
Other current liabilities	1,056	1,202
Long-term debt	3,170	3,170
Pension, other postretirement benefits and other non-current liabilities	774	923
Total liabilities	7,079	7,307
Redeemable noncontrolling interest	1,350	1,350
Total equity	68	768
Total liabilities and equity	$8,497	$9,425

Exhibit 3

S&P Global
Condensed Consolidated Statements of Cash Flows
Three months ended March 31, 2018 and 2017
(dollars in millions)

(unaudited)	2018	2017

Operating Activities:
Net income	$534	$430
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	21	19
Amortization of intangibles	24	24
Stock-based compensation	13	19
Other	24	18
Net changes in other operating assets and liabilities	(256)	(157)
Cash provided by operating activities	360	353

Investing Activities:
Capital expenditures	(33)	(23)
Acquisitions, net of cash acquired	(57)	(1)
Proceeds from dispositions	—	2
Changes in short-term investments	3	—
Cash used for investing activities	(87)	(22)

Financing Activities:
Dividends paid to shareholders	(127)	(106)
Distributions to noncontrolling interest holders	(50)	(24)
Repurchase of treasury shares	(1,100)	(201)
Exercise of stock options and employee withholding tax on share-based payments	(39)	(15)
Cash used for financing activities	(1,316)	(346)
Effect of exchange rate changes on cash	20	34
Net change in cash and cash equivalents	(1,023)	19
Cash and cash equivalents at beginning of period	2,779	2,392
Cash and cash equivalents at end of period	$1,756	$2,411

Exhibit 4

S&P Global
Operating Results
Three months ended March 31, 2018 and 2017
(dollars in millions)

(unaudited)	Revenue

	2018	2017	% Change

Ratings	$748	$714	5%
Market Intelligence	437	402	9%
Platts	196	191	3%
Indices	214	171	25%
Intersegment Elimination	(28)	(25)	(13)%
Total revenue	$1,567	$1,453	8%

	Expenses

	2018	2017	% Change

Ratings (a)	$340	$340	—%
Market Intelligence (b)	325	298	9%
Platts (c)	106	109	(2)%
Indices (d)	67	56	19%
Intersegment Elimination	(28)	(25)	(13)%
Total expenses	$810	$778	4%

	Operating Profit

	2018	2017	% Change

Ratings (a)	$408	$374	9%
Market Intelligence (b)	112	104	8%
Platts (c)	90	82	9%
Indices (d)	147	115	28%
Total operating segments	757	675	12%
Unallocated expense	(46)	(36)	28%
Total operating profit	$711	$639	11%

N/M - not meaningful

(a)	2017 includes legal settlement expenses of $2 million and amortization of intangibles from acquisitions of $1 million.

(b)	2018 and 2017 include amortization of intangibles from acquisitions of $17 million. 2017 includes non-cash disposition-related adjustments of $4 million.

(c)	2018 and 2017 include amortization of intangibles from acquisitions of $5 million. 2017 includes non-cash acquisition-related adjustments of $11 million.

(d)	2018 and 2017 include amortization of intangibles from acquisitions of $2 million and $1 million, respectively.

Exhibit 5

S&P Global
Operating Results - Reported vs. Adjusted
Non-GAAP Financial Information
Three months ended March 31, 2018 and 2017
(dollars in millions, except per share amounts)

Adjusted Operating Profit

(unaudited)		2018	2017	% Change

Ratings	Operating Profit	$408	$374	9%
	Non-GAAP Adjustments (a)	—	2
	Deal-Related Amortization	—	1
	Adjusted Operating Profit	$408	$377	8%

Market Intelligence	Operating Profit	$112	$104	8%
	Non-GAAP Adjustments (b)	—	4
	Deal-Related Amortization	17	17
	Adjusted Operating Profit	$129	$125	4%

Platts	Operating Profit	$90	$82	9%
	Non-GAAP Adjustments (c)	—	11
	Deal-Related Amortization	5	5
	Adjusted Operating Profit	$95	$98	(4)%

Indices	Operating Profit	$147	$115	28%
	Deal-Related Amortization	2	1
	Adjusted Operating Profit	$149	$116	28%

Total Segments	Operating Profit	$757	$675	12%
	Non-GAAP Adjustments (a) (b) (c)	—	17
	Deal-Related Amortization	24	24
	Adjusted Segment Operating Profit	$781	$716	9%

Total SPGI	Operating Profit	$711	$639	11%
	Non-GAAP Adjustments (a) (b) (c)	—	17
	Deal-Related Amortization	24	24
	Adjusted Operating Profit	$735	$680	8%

Adjusted Provision for Income Taxes

(unaudited)	2018	2017	% Change

Provision for Income Taxes	$147	$181	(18)%
Non-GAAP Adjustments (a) (b) (c)	—	9
Deal-Related Amortization	6	9
Adjusted Provision for Income Taxes	$153	$199	(23)%

Exhibit 5

Adjusted Effective Tax Rate

(unaudited)	Three Months
	2018	2017	% Change

Adjusted Operating Profit	$735	$680	8%
Other (Income) Expense, Net	(4)	(9)
Interest Expense	(34)	(37)
Adjusted Income Before Taxes on Income (1)	705	652	8%
Adjusted Provision for Income Taxes (2)	153	199
Adjusted Effective Tax Rate (2)/(1)	21.7%	30.3%

Adjusted Net Income attributable to SPGI and Adjusted Diluted EPS

(unaudited)	2018		2017		% Change
	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

As Reported	$491	$1.93	$399	$1.53	23%	26%
Non-GAAP Adjustments (a) (b) (c)	—	—	8	0.03
Deal-Related Amortization	18	0.07	15	0.06
Adjusted	$509	$2.00	$422	$1.62	21%	24%

Note - Totals presented may not sum due to rounding.
Note - Adjusted operating margin for Ratings, Market Intelligence, Platts and Indices was 55%, 30%, 48% and 69% for the three months ended March 31, 2018. Adjusted operating margin for the Company was 47% for the three months ended March 31, 2018.

(a)	2017 includes legal settlement expenses of $2 million ($1 million after-tax).

(b)	2017 includes non-cash disposition-related adjustments of $4 million ($4 million after-tax).

(c)	2017 includes non-cash acquisition-related adjustments of $11 million ($3 million after-tax).

Exhibit 6

S&P Global
Revenue Information
Three months ended March 31, 2018 and 2017
(dollars in millions)

Revenue by Type

(unaudited)	Ratings			Market Intelligence			Platts			Indices			Intersegment Elimination
	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change	2018	2017	% Change

Non-Subscription / Transaction (a) (f)	$368	$373	(1)%	$8	$11	(23)%	$2	$3	(19)%	$—	$—	N/M	$—	$—	N/M
Non-Transaction (b)	380	341	11%	—	—	N/M	—	—	N/M	—	—	N/M	(28)	(25)	(13)%
Subscription (c) (f)	—	—	N/M	424	385	10%	181	172	5%	33	31	5%	—	—	N/M
Asset-Linked Fees (d)	—	—	N/M	5	6	(13)%	—	—	N/M	131	108	21%	—	—	N/M
Sales Usage-Based Royalties (e)	—	—	N/M	—	—	N/M	13	16	(17)%	50	32	59%	—	—	N/M
Total revenue	$748	$714	5%	$437	$402	9%	$196	$191	3%	$214	$171	25%	$(28)	$(25)	(13)%

N/M - not meaningful

(a)	Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(b)
Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $26 million and $24 million for the three months ended March 31, 2018 and March 31, 2017, respectively, charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.

(c)
Subscription revenue is related to credit ratings-related information products, Market Intelligence Desktop products, investment research products and other data subscriptions, real-time news, market data and price assessments, along with other information products.

(d)	Asset-linked fees primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.

(e)
Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.

(f)
In the third quarter of 2017, we reevaluated our subscription and non-subscription revenue presentation which resulted in a reclassification of $18 million from non-subscription revenue to subscription revenue for the three months ended March 31, 2017.

Revenue by Geographic Area

(unaudited)	U.S.			International
	2018	2017	% Change	2018	2017	% Change

Ratings	$422	$418	1%	$326	$296	10%
Market Intelligence	290	271	7%	147	131	12%
Platts	69	72	(3)%	127	119	6%
Indices	184	142	29%	30	29	4%
Intersegment elimination	(14)	(12)	(18)%	(14)	(13)	(8)%
Total revenue	$951	$891	7%	$616	$562	10%

Exhibit 7

S&P Global
Non-GAAP Financial Information
Three months ended March 31, 2018 and 2017
(dollars in millions)
 Computation of Free Cash Flow and Free Cash Flow Excluding Certain Items

(unaudited)	2018	2017
Cash provided by operating activities	$360	$353
Capital expenditures	(33)	(23)
Distributions to noncontrolling interest holders	(50)	(24)
Free cash flow	$277	$306
Payment of legal settlements	29	1
Tax benefit from legal settlements	(7)	—
Free cash flow excluding certain items	$299	$307

 S&P Global Organic Revenue

(unaudited)	2018	2017	% Change
Total revenue	$1,567	$1,453	8%
Ratings acquisition	(1)	—
Market Intelligence acquisition	(1)	—
Total adjusted revenue	$1,565	$1,453	8%

Organic revenue constant currency basis	$1,540	$1,453	6%

Ratings Organic Revenue

(unaudited)	2018	2017	% Change
Ratings revenue	748	714	5%
Acquisition	(1)	—
Adjusted Ratings revenue	$747	$714	5%

Market Intelligence Organic Revenue

(unaudited)	Three Months
	2018	2017	% Change
Market Intelligence revenue	$437	$402	9%
Acquisitions	(1)	—
Adjusted Market Intelligence revenue	$436	$402	9%

Adjusted Indices Net Operating Profit

(unaudited)	2018	2017	% Change
Adjusted operating profit	$149	$116	28%
Income attributable to noncontrolling interests	40	30
Adjusted Net Operating Profit	$109	$86	27%

Exhibit 8

S&P Global
 Non-GAAP Guidance

Reconciliation of 2018 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$7.95	$8.10
Deal-related amortization	0.40	0.40
Compensation for replacement equity awards and retention plans	0.09	0.09
Integration costs	0.01	0.01
Non-GAAP Diluted EPS	$8.45	$8.60

Exhibit 9

S&P Global
Recast of 2017 Results to Reflect New Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
Period ended December 31, 2017
(dollars in millions)
Adjusted Operating Profit

(unaudited)		2017
		Q1	Q2	Q3	Q4	Full Year
Ratings	Operating Profit as Previously Reported	$376	$397	$376	$374	$1,524
	Reclassification to Other (Income) Expense, Net	(2)	(2)	(1)	(2)	(7)
	Operating Profit	374	395	375	372	1,517
	Non-GAAP Adjustments	2	—	15	64	80
	Deal-Related Amortization	1	1	1	1	4
	Adjusted Operating Profit	$377	$396	$391	$437	$1,601

Market Intelligence	Operating Profit as Previously Reported	$104	$113	$124	$127	$467
	Reclassification to Other (Income) Expense, Net	—	(1)	(1)	(1)	(3)
	Operating Profit	104	112	123	126	464
	Non-GAAP Adjustments	4	4	—	3	12
	Deal-Related Amortization	17	18	17	17	69
	Adjusted Operating Profit	$125	$134	$140	$146	$545

Platts	Operating Profit as Previously Reported	$82	$78	$84	$81	$326
	Reclassification to Other (Income) Expense, Net	—	—	—	—	—
	Operating Profit	82	78	84	81	326
	Non-GAAP Adjustments	11	9	—	—	21
	Deal-Related Amortization	5	5	5	5	18
	Adjusted Operating Profit	$98	$92	$89	$86	$365

Indices	Operating Profit as Previously Reported	$115	$119	$119	$119	$471
	Reclassification to Other (Income) Expense, Net	—	—	—	—	—
	Operating Profit	115	119	119	119	471
	Deal-Related Amortization	1	1	1	3	7
	Adjusted Operating Profit	$116	$120	$120	$122	$478

Total Segments	Operating Profit as Previously Reported	$677	$707	$703	$701	$2,788
	Reclassification to Other (Income) Expense, Net	(2)	(3)	(2)	(3)	(10)
	Operating Profit	675	704	701	698	2,778
	Non-GAAP Adjustments	17	13	15	67	112
	Deal-Related Amortization	24	25	24	25	98
	Adjusted Operating Profit	$716	$742	$740	$790	$2,988

Unallocated Expense	Operating Profit as Previously Reported	$(29)	$(30)	$(45)	$(73)	$(178)
	Reclassification to Other (Income) Expense, Net	(7)	(6)	(7)	2	(17)
	Operating Profit	(36)	(36)	(52)	(71)	(195)
	Non-GAAP Adjustments	—	—	4	24	29
	Adjusted Operating Profit	$(36)	$(36)	$(48)	$(47)	$(166)

Total SPGI	Operating Profit as Previously Reported	$648	$677	$658	$628	$2,610
	Reclassification to Other (Income) Expense, Net	(9)	(9)	(9)	(1)	(27)
	Operating Profit	639	668	649	627	2,583
	Non-GAAP Adjustments	17	13	19	92	141
	Deal-Related Amortization	24	25	24	25	98
	Adjusted Operating Profit	$680	$706	$692	$744	$2,822

Note - Totals presented may not sum due to rounding.
Note - During the first quarter of 2018, we adopted new accounting guidance requiring that net periodic benefit cost for our retirement and postretirement plans other than the service cost component be included outside of operating profit; these costs are included in other (income) expense, net in our consolidated statements of income.